                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13D

                                (AMENDMENT NO. 3)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             CONCERTO SOFTWARE, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    20602t106

 -------------------------------------------------------------------------------
                                 (CUSIP Number)

Ernest Mysogland                                   with a copy to:
ISIS Capital Management, LLC
1465 Post Road East, 2d Floor                      George Y. Liu
Westport, Connecticut 06880                        Boies, Schiller & Flexner LLP
Tel. No.: (203) 259-7387                           333 Main St.
                                                   Armonk, New York 10504
                                                   Tel. No.: (914) 749-8200

 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                JANUARY 16, 2003
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: { }

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         ISIS Capital Management, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                      8,250
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                      8,250
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,250

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   .1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Rodney Bienvenu

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       8,250
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        8,250

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,250

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   .1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Richard Rofe

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                   NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       8,250
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        8,250

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,250

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    .1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Ernest Mysogland

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       8,250
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        8,250

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,250

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   .1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Kevin Goodman

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       8,250
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        8,250

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,250

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   .1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Ramius Securities, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) {X}
                                                                       (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                      219,470
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                      219,470
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    219,470

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                           { }

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         BD, OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Ramius Capital Group, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       890,000
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       890,000
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IA, OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         C4S & Co., LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       890,000
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       890,000
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Ramius Advisors, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       228,623
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       228,623
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    228,623

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   2.1%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IA, OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Peter A. Cohen

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       890,000
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        890,000

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Morgan B. Stark

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       890,000
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        890,000

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Thomas W. Strauss

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       890,000
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        890,000

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Jeffrey Solomon

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  NA

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       0
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       890,000
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       0
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        890,000

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    890,000

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   8%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         RCG Ambrose Master Fund, Ltd.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       275,095
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       275,095
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    275,095

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   2.5%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         RCG Carpathia Master Fund, Ltd.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                      166,812
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       166,812
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    166,812

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.5%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 20602t106
                               -------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Ramius Master Fund, Ltd.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) {X}
                                                                   (b) { }

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
                                                                  WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    { }

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------------------------------------------------------------
                                    7 SOLE VOTING POWER
NUMBER OF SHARES                       228,623
BENEFICIALLY                        --------------------------------------------
OWNED BY EACH                       8 SHARED VOTING POWER
REPORTING PERSON                       0
WITH                                --------------------------------------------
                                    9 SOLE DISPOSITIVE POWER
                                       228,623
                                    --------------------------------------------
                                    10 SHARED DISPOSITIVE POWER
                                        0

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    228,623

-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                           {x}

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   2%

-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

                            AMENDMENT TO SCHEDULE 13D

The Schedule 13D relating to the Common Stock, par value $0.10 per share (the "Common Stock"), of Concerto Software, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at 6 Technology Park Drive, Westford, Massachusetts 01886, which was filed with the U.S. Securities and Exchange Commission on December 15, 2003, as amended by Amendment No. 1 to
Schedule 13D, which was filed with the U.S. Securities and Exchange Commission on December 19, 2003, and as further amended by Amendment No. 2 to Schedule 13D, which was filed with the U.S. Securities and Exchange Commission on December 24, 2003, in each case by the Reporting Persons (as defined below) (collectively, the "Prior Schedule"), is hereby further amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Prior Schedule.

This amendment is filed by the ISIS Group (as defined below). The "ISIS Group" or the "Reporting Persons" consist of ISIS Capital Management, LLC ("ISIS"), Rodney Bienvenu, Richard Rofe, Ernest Mysogland, Kevin Goodman, RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius Securities, LLC, Ramius Capital Group, LLC, Ramius Advisors, LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey Solomon.

ITEM 4. PURPOSE OF TRANSACTION

Item 4 is hereby amended to add the following statement:

Each of ISIS, Ramius Securities, LLC, Ramius Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Carpathia Master Fund, Ltd. have caused, through the shareholder of record through which its shares of Common Stock are held for its benefit (the "Shareholder of Record"), a written demand for appraisal rights for its shares of Common Stock to be sent on January 16, 2004 to the Issuer in respect of the proposed Merger of the Issuer with an indirect wholly owned subsidiary of Melita. Copies of the appraisal demand letters sent at the request of ISIS, Ramius Securities, LLC, Ramius Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Carpathia Master Fund, Ltd., by the Shareholder of Record, are attached hereto as Exhibits A through E and are incorporated herein by reference.

Each of ISIS, Ramius Securities, LLC, Ramius Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Carpathia Master Fund, Ltd. reserves the right to request and cause the relevant Shareholder of Record to withdraw, under Section 262 of the Delaware General Corporation Law, its demand for appraisal of its shares of Common Stock at any time prior to, or within 60 days after, the effective time of the proposed Merger.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

There is filed herewith, as Exhibits A through E, a copy of the appraisal demand letter sent at the request of each of ISIS, Ramius Securities, LLC, Ramius Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Carpathia Master Fund, Ltd., respectively.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 20, 2004

ISIS CAPITAL MANAGEMENT, LLC

     By: /s/ Ernest Mysogland

     --------------------------
     Name:  Ernest Mysogland
     Title: Managing Member

/s/ Ernest Mysogland

---------------------
Ernest Mysogland, Individually and as
attorney-in-fact for each of Rodney Bienvenu, Richard Rofe, and Kevin Goodman

RAMIUS SECURITIES, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

         By: C4S & Co., LLC
         Its: Managing Member

         By: /s/ Morgan B. Stark

         --------------------------
         Name:    Morgan B. Stark
         Title:  Managing Member

RAMIUS CAPITAL GROUP, LLC

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark

     --------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member

C4S & Co., LLC

By:  /s/ Morgan B. Stark

-------------------------------
Name:    Morgan B. Stark
Title:  Managing Member

RCG AMBROSE MASTER FUND, LTD.

By: /s/ Morgan B. Stark

-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

RCG CARPATHIA MASTER FUND, LTD.

By: /s/ Morgan B. Stark

-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

RAMIUS MASTER FUND, LTD.

By:  /s/ Morgan B. Stark

-------------------------------
Name:    Morgan B. Stark
Title:  Authorized Person

/s/ Morgan B. Stark

-------------------------------
Morgan B. Stark, Individually and as
attorney-in-fact for each of Peter A. Cohen, Thomas W. Strauss and Jeffrey Solomon

RAMIUS ADVISORS, LLC

By:  Ramius Capital Group, LLC
Its: Managing Member

By:  C4S & Co., LLC
Its: Managing Member

     By: /s/ Morgan B. Stark

     --------------------------
     Name:    Morgan B. Stark
     Title:  Managing Member